Exhibit 10.2(r)

RESTRICTED STOCK AWARD UNDER

THE CYTEC INDUSTRIES INC.

1993 STOCK AWARD AND INCENTIVE PLAN

August 4, 2014

Shares of Restricted Stock: [$100,000 and $150,000 divided by the closing price of Cytec common stock on August 4, 2014]

Dear Mr. Darazsdi:

In connection with the commencement of your employment at Cytec Industries Inc. (the “Company”), the Compensation and Management Development Committee (the “Committee”) has granted you an award of Restricted Stock equal to the number of shares of Common Stock as set forth above, par value of $.01 per share of Cytec Industries Inc. (“Restricted Stock”). This award is subject to the terms and conditions hereof and of the Company’s 1993 Stock Award and Incentive Plan (the “Plan”). This Award is issued under Section 6(e) of the Plan and is not subject to Section 6A of the Plan.

1.	The Company will cause the shares of Restricted Stock to be issued and registered in your name in book entry form on the Company’s Stock register. You agree that only the Company is authorized to direct the transfer or disposition of Restricted Stock from this account and you hereby irrevocably constitute and appoint Cytec Industries Inc. as attorney to transfer the shares of Restricted Stock awarded to you under this agreement with the full power of substitution in the premises.

2.	Subject to paragraph 6 of this Agreement and the Plan, the Restricted Stock shall vest in full on [August 4, 2016][August 4, 2017].

3.	You agree that any cash dividends paid on the Restricted Stock hereby awarded to you that have not vested in your name will be held by the Company on your behalf. If and when any such shares of Restricted Stock are replaced with a Deferred Stock Award pursuant to paragraph 8 of this Agreement, the Company will pay you any dividends, without interest, that the Company is holding on your behalf with respect to such shares. Any dividends held by the Company with respect to shares of Restricted Stock that are forfeited for any reason other than pursuant to paragraph 8 of this Agreement shall also be forfeited and shall revert to the Company.

August 4, 2014

4.	Except as limited by this Agreement or the Plan, you shall have, as holder of non-forfeited shares of Restricted Stock, all of the rights of a common stockholder of the Company, including the right to vote. Nevertheless, stock of the Company distributed in respect of such Restricted Stock in connection with a stock split, stock dividend, recapitalization or other similar transaction shall be deemed to be Restricted Stock and shall be subject to vesting, restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such stock is distributed.

5.	If your employment with Company or a subsidiary terminates on or prior to the date of vesting, all unvested shares of Restricted Stock shall be forfeited, except as provided in paragraph (6) below, or except as the Committee shall otherwise determine.

6.	Upon the occurrence of a “change in control” as defined in Section 2(g)(iii) of the Plan, the Scheduled Vest Date shall become the earliest of (x) the Scheduled Vest Date set forth in paragraph 2 of this Agreement, (y) if you terminate your employment with the Company or any legal successor to the Company or any of its subsidiaries or affiliates for Good Reason (as defined in the Executive Income Continuity Plan as in effect on the date hereof) within two years after the date of such “change in control”, the date you so terminate your employment and (z) if the Company or any legal successor to the Company terminates your employment without Cause (as defined in the Executive Income Continuity Plan as in effect on the date hereof) within two years after the date of such change in control, the date the Company or its legal successor or any of its subsidiaries or affiliates so terminates your employment.

7.

Your acceptance of this Award constitutes your agreement (i) to return immediately to the Company at its request any amounts which the Board of Directors had directed the Company to recover from you in accordance with the provisions of the Executive Claw Back Policy as in effect on the date of this Award and (ii) to cancel any Deferred Stock Awards you received to settle this Award during the period commencing six months prior to termination of your employment and ending two years after your termination of employment if during such time period: (x) you disclose any Confidential Information to a third party outside the scope of your employment or (y) you compete, or you commence employment with or otherwise provide service to any person or entity which competes, with the Company or any of its subsidiaries or affiliates anywhere in the world in the research and development, manufacture, distribution or sale of any specialty chemicals or materials as determined by the Board of Directors in its sole discretion, unless approved in writing by the then Chief Executive Officer of the Company. For purposes of this paragraph, “Confidential Information” means any information which is, or is designed to be, used in the business of the Company or any of its subsidiaries or affiliates or results from its or their research and/or development activities, (ii) is private or confidential in that

August 4, 2014

it is not generally known or available to the public and (iii) gives the Company or any of its subsidiaries or affiliates an opportunity to obtain an advantage over competitors who do not know or use it.

8.	In accordance with your election prior to the date of this Award, all of your Restricted Stock subject to this Award then outstanding will be forfeited on the [second][third] anniversary of this Award, or such earlier date as may be provided in paragraph 6, and you will be issued on such date, in lieu thereof, a Deferred Stock Award for the equivalent number of shares. The time of payment of your Deferred Stock Award will be in accordance with your election in the Restricted Stock into Deferred Stock election form.

9.	This Award is not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Internal Revenue Code (or under the international equivalent of a qualified domestic relations order). Except as set forth in the preceding sentence, you may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any interest in this Award and any attempt to do so shall be void. Notwithstanding any permitted transfer of this Award, after such transfer, this Award remains subject to the terms and conditions hereof with respect to your employment and any of your actions subsequent thereto.

10.	Nothing in this Award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time.

11.	This Award and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. You and the Company agree that any and all disputes arising under this Award are to be resolved exclusively by courts sitting in Delaware. You and the Company irrevocably consent to the jurisdiction of such courts and agree not to assert by way of motion, as a defense, or otherwise, any claim that either you or the Company is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Award may not be enforced in or by such court.

12.	In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

August 4, 2014

If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible.

Very truly yours,

CYTEC INDUSTRIES INC.

By:
Roy Smith
Vice President, General Counsel and Secretary

ACCEPTED:

Employee Name: